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                                                        EXHIBIT 3
                                                        ---------

                        CSW CREDIT, INC.
                        EARNINGS COVERAGE
                   (thousands, except ratios)



                                           1995
                         ----------------------------------------
                            JULY          AUGUST        SEPTEMBER
                         ---------      ----------     ----------

Net Income                $    753       $    832       $     72
Income Taxes                   406            448          1,024
Interest Expense             3,760          4,101          3,929
                         ---------      ----------     ----------
                          $  4,919       $  5,381       $  5,025
                          ========       ========       ========


Interest Expense          $  3,760       $  4,101       $  3,929



Ratio of Earnings
  to Fixed Charges            1.31           1.31           1.28
                          --------        -------       --------




                        CAPITAL STRUCTURE
                       SEPTEMBER 30, 1995
                           (thousands)



Short-term Debt                  $ 785,500         94%
Common Equity                       54,050          6%
                                 ---------       -----
     Total                       $ 839,550        100%
                                 =========       =====